                          ORBCOMM PROCUREMENT AGREEMENT


            This ORBCOMM Procurement Agreement (this "AGREEMENT") is made and entered into as of the 1st day of February, 1999 (the "EFFECTIVE DATE") between ORBCOMM Global, L.P., a Delaware limited partnership ("ORBCOMM GLOBAL") with its principal place of business located at 2455 Horse Pen Road, Suite 100, Herndon, Virginia 20171, and Orbital Sciences Corporation, a Delaware corporation ("ORBITAL") with its principal place of business located at 21700 Atlantic Boulevard, Dulles, Virginia 20166.


                                   WITNESSETH

            WHEREAS ORBCOMM Global and Orbital previously entered into the ORBCOMM System Procurement Agreement dated September 12, 1995, as amended (the "ORIGINAL PROCUREMENT AGREEMENT"), and into other agreements for the development, construction, operation and marketing of a global digital satellite communications system of low-Earth orbit satellites and certain terrestrial facilities to provide two-way data and message communications and position determination services throughout the world (the "ORBCOMM SYSTEM") and related activities in connection therewith;

            WHEREAS ORBCOMM Global desires to contract with Orbital for the overall construction, integration, test, launch and operation of a certain number of replenishment satellites to complement the ORBCOMM System; and

            WHEREAS, to maintain ORBCOMM Global's FCC license to deploy a constellation of 48 satellites, two of the Firm Satellites (as defined in Section 2.1(a)) are being constructed for insertion into a high inclination orbit;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                             ARTICLE 1 - DEFINITIONS

            Except as otherwise specifically defined herein, capital terms shall have the meanings ascribed to such terms in the Original Procurement Agreement.

            "LAB" shall mean the high fidelity lab equipment as defined in the Satellite Statement of Work.


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            "LAUNCHES" shall mean the Firm Launches and the Optional Launches, collectively, as set forth in Section 2.2.

            "LAUNCH VEHICLE STATEMENT OF WORK AND SPECIFICATIONS" shall mean the launch vehicle statement of work and specifications attached hereto as Exhibit A, Part 2.

            "OPTIONS" shall mean the Satellite Option, the Launch Option and the Lab Option, collectively, as set forth in Sections 2.1, 2.2 and 2.3.

            "SATELLITES" shall mean the Firm Satellites and the Optional Satellites, collectively, as set forth in Section 2.1.

            "SATELLITE SPECIFICATIONS" shall mean the satellite specifications attached hereto as Exhibit A, Part 1B.

            "SATELLITE STATEMENT OF WORK" shall mean the satellite statement of work attached hereto as Exhibit A, Part 1A.


                            ARTICLE 2 - SCOPE OF WORK

            Consistent with the terms and conditions set forth herein, Orbital shall furnish the management, labor, facilities and materials required for the performance by it of the following work (collectively, the "WORK"):

            Section 2.1 - Construction of Satellites. (a) Orbital shall construct and deliver to ORBCOMM Global eight satellites (the "FIRM SATELLITES") in accordance with the Satellite Statement of Work and the Satellite Specifications.

            (b) ORBCOMM Global shall have the option (the "SATELLITE OPTION") to require Orbital to construct and deliver to ORBCOMM Global up to six additional satellites or, if the 68302 Processor Tests (as defined and described in the Satellite Statement of Work) are successful, up to 22 additional satellites (the "OPTIONAL SATELLITES").

            (c) The Satellite Option shall be exercisable, in whole or in part, at any time and from time to time on or before December 31, 2000, provided that any one exercise of the Satellite Option after October 15, 1999 must be for a minimum of six Optional Satellites.

            (d) At the written direction of ORBCOMM Global, Orbital may be required to store any Satellite (the "STORED SATELLITES") for an undetermined period of time. During the storage of any Stored Satellite, Orbital shall be required to safeguard the Stored Satellite and to insure the Stored Satellite at ORBCOMM Global's expense in accordance with Section 4.8 against damage and/or loss to cover repair and/or replacement costs. ORBCOMM Global shall provide Orbital




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with 30 days' prior written notice of ORBCOMM Global's intent to remove a Stored Satellite for shipment to the launch site. Prior to shipment of a Stored Satellite, Orbital shall be required to retest, restore and/or reassemble the Stored Satellite and verify the Stored Satellite for flight worthiness in accordance with the Satellite Specifications. The costs associated for the work performed by Orbital during this phase shall be reimbursed as set forth in
Section 2.5.

            Section 2.2 - Provision of Launch Vehicle Launch Services. (a) Orbital shall provide to ORBCOMM Global launch services for up to 16 Satellites using two Pegasus XL Launch Vehicles (the "FIRM LAUNCHES") in accordance with the Launch Vehicle Statement of Work and Specifications. The exact number of Satellites to be launched on any of the Firm Launches shall be determined at the sole discretion of ORBCOMM Global on written notice given to Orbital at the latest six months prior to any such Firm Launch or, in the event ORBCOMM Global exercises the Launch Pause Option (as defined in Section 2.2(c)), within 14 days of the end of the Pause Period (as defined in Section 2.2(c)).

            (b) ORBCOMM Global shall have the option (the "LAUNCH OPTION") to require Orbital to provide to ORBCOMM Global launch services for up to eight Satellites per launch using one or more Pegasus XL Launch Vehicles (the "OPTIONAL LAUNCHES"). The Launch Option shall be exercisable, in whole or in part, at any time and from time to time on or before December 31, 2000. Subject to the negotiation of mutually agreeable terms, conditions, price and delivery schedule, ORBCOMM Global may purchase additional launch services from Orbital beyond December 31, 2000.

            (c) ORBCOMM Global shall have the option (the "LAUNCH PAUSE OPTION") to require Orbital to pause the work (the "PAUSE PERIOD") on the second of the Firm Launches.

            Section 2.3 - Construction of Lab. ORBCOMM Global shall have the option (the "LAB OPTION"), exercisable at any time on or before October 15, 1999, to require Orbital to construct and deliver to ORBCOMM Global one set of high fidelity laboratory equipment, as defined in the Satellite Statement of Work (the "LAB").

            Section 2.4 - Other Documentation. Orbital shall prepare, develop and submit to ORBCOMM Global the documentation set forth in the CDRLs of the Satellite Statement of Work.

            Section 2.5 - Satellite Storage and Launch Campaign. Orbital shall provide ORBCOMM Global, on a time and materials basis (including a fee not to exceed ten percent (10%) to be mutually agreed upon by Orbital and ORBCOMM Global), technical services associated with the storage of Satellites and the conduct of launch campaigns for all the Satellites as and when required by ORBCOMM Global, relating to the ORBCOMM System.

            Section 2.6 - Right Ascension Ascending Nodes ("RAAN") Target Accuracy. Notwithstanding the RAAN target accuracy parameters set forth in the Launch Vehicle Statement

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of Work and Specification and the Satellite Statement of Work, ORBCOMM Global
shall, with at least 30-days' prior written notice to Orbital, inform Orbital as to the RAAN accuracy ORBCOMM Global requires for each Launch, and Orbital shall use reasonable efforts to meet such target accuracy. If ORBCOMM Global sets the RAAN target accuracy below 2.5 degrees (the "NEW RAAN") and the Launch flight is aborted solely due to the failure of Orbital to meet the New RAAN (as opposed to other reasons), then ORBCOMM Global shall pay the costs associated with trying again during the next Launch window.

            Section 2.7 - Regulatory Matters. Orbital, directly or indirectly through its subsidiaries, shall use all commercially reasonable efforts (a) to obtain and maintain the required United States regulatory authority needed to construct and launch the Satellites, and (b) to take reasonable actions in any regulatory proceedings to defend any claims against any regulatory authority granted to Orbital or any of its subsidiaries in connection with the Satellites.

                     ARTICLE 3 - WORK SCHEDULE AND DELIVERY

            Section 3.1 - Delivery. (a) Orbital understands and agrees that timely completion of the milestones as set forth in Exhibit B - 'Work Schedule and Delivery' (the "MILESTONES") is of the essence of this Agreement. Completion of Milestones shall be determined as described in Section 5.4.

            (b) Firm Satellites. The first three Firm Satellites shall be ready for a Launch at the latest 19 months following the Effective Date. The balance of the Firm Satellites (being five Firm Satellites) shall be ready for one or more Launches or for storage, at ORBCOMM Global's sole discretion, at the latest 22 months following the Effective Date. Orbital shall use all commercially reasonable efforts to prepare any stored Satellite for Launch within six months from ORBCOMM Global's written instructions to do so.

            (c) Optional Satellites. Optional Satellites shall be ready for one or more Launches at the latest 20 months after the date of exercise of a Satellite Option if six Optional Satellites are ordered, subject to any revised schedule to be agreed upon between the parties as may be reasonably required giving effect to the timing of the exercise of the Satellite Option and the number of Optional Satellites ordered.

            (d) Firm Launches. The first of the Firm Launches shall take place at the latest 20 months following the Effective Date. The second of the Firm Launches shall take place at the latest on December 31, 2000, subject to the good faith negotiation of a reasonable revised delivery schedule (not to exceed six months from the end of the Pause Period, unless caused solely by manifest constraints) in the event of the exercise by ORBCOMM Global of a Launch Pause Option.

            (e) Optional Launches. Any Optional Launch shall take place according to standard delivery practice at the time of exercise of the Launch Option, provided however that such

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Optional Launch shall take place no later than 24 months following the date of exercise of the Launch Option.

            (f) Launch Pause Option. For the second of the Firm Launches, the Launch Pause Option may be exercised by ORBCOMM Global, with prior written notice to Orbital, only once, on one of the two following dates: (i) 12 months from the Effective Date or (ii) 16 months from the Effective Date. Within 30 days of Orbital's receipt of ORBCOMM Global's notice to exercise the Launch Pause Option, Orbital shall inform ORBCOMM Global of the date at which the Pause Period shall begin, which in any event, shall be no later that 18 months after the Effective Date. The duration of the Pause Period shall not be pre-determined but shall be no shorter than 90 days and no longer than 24 months. ORBCOMM Global shall provide Orbital with a 45-day prior written notice of the date of termination of the Pause Period.

            (g) Lab Option. The Lab shall be delivered to ORBCOMM Global 14 months after the date of exercise of the Lab Option.


                            ARTICLE 4 - CONSIDERATION

            Section 4.1 - Price. The price for the Firm Satellites and the Firm Launches (the "PRICE") is as follows:

                        (a)         Firm Satellites                     $[CONFIDENTIAL
                                                                        TREATEMENT
                                                                        REQUESTED](1)
                                    (Quantity of Eight (8) at $[CONFIDENTIAL TREATMENT REQUESTED] each)

                        (b)         Firm Launches                       $[CONFIDENTIAL
                                                                        TREATMENT
                                                                        REQUESTED](2)
                                    (Quantity of Two (2) at $[CONFIDENTIAL TREATMENT REQUESTED] each)
                                                                        ----------------------
                                                            TOTAL       $72,200,000

                        (1)The $[CONFIDENTIAL TREATMENT REQUESTED] price for the Firm Satellites represents a price cap (the "SATELLITE PRICE CAP"). However, if at the time of delivery of the last of the Firm Satellites, the actual total costs incurred by Orbital plus the 15% fee are less than $[CONFIDENTIAL TREATEMENT REQUESTED] (the "ACTUAL PRICE"), then ORBCOMM Global shall pay to Orbital an amount equivalent to 60% of the difference between the Satellite Price Cap and the Actual Price (the "DIFFERENCE PAYMENT") within 30 days of the receipt by ORBCOMM Global of the invoice certifying that the work for the Firm




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                        Satellites has been completed and that all work subject
                        to the Satellite Price Cap has been invoiced.

                        (2)The $[CONFIDENTIAL TREATMENT REQUESTED] price for the Firm Launches is a fixed price (the "LAUNCH PRICE"). Notwithstanding the foregoing, the $[CONFIDENTIAL TREATMENT REQUESTED] price for the second of the Firm Launches is exclusive of interest payments and adjustments which are separately set forth in Section 5.2(b) and Section 5.2(c).

            Section 4.2 - Price for Options. The prices for the Options (the "OPTION PRICES") are as follows:

                        (a)         Price per Optional Satellite for any Satellite Option
                                    (the "SATELLITE OPTION PRICE"):

                                                (i) if exercised on or before October 15, 1999  $[CONFIDENTIAL
                                                                                                TREATMENT
                                                                                                REQUESTED](3)
                                                (ii) if exercised between October 16, 1999      $[CONFIDENTIAL
                                                         and December 31, 2000                  TREATMENT
                                                                                                REQUESTED](3)

                        (b)         Price per Optional Launch for any Launch Option (the
                                    "LAUNCH OPTION PRICE"):

                                                (i) if exercised on or before September 30, 1999 $[CONFIDENTIAL
                                                                                                 TREATMENT
                                                                                                 REQUESTED](4)
                                                (ii) if exercised between October 1, 1999        $[CONFIDENTIAL
                                                            and December 31, 2000                TREATMENT
                                                                                                 REQUESTED](4)
                                                (iii) additional Launch(es) on or after            $TBD(5)
                                                            January 1, 2001

                        (c)         Lab Option Price                                             $[CONFIDENTIAL
                                                                                                 TREATMENT
                                                                                                 REQUESTED]

                        (3)In addition to the Satellite Option Price, an equitable adjustment shall be negotiated in good faith by the parties if the Satellite Option is exercised for the delivery of a total of more than six Optional Satellites to reflect reasonable additional costs incurred by Orbital, if any, as a result of modifications to be implemented following completion of the 68302 Processor Tests as set forth in the Satellite Statement of Work.

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

                        (4)The Launch Option Price(s) shall be subject in all cases to the good faith negotiation of an equitable adjustment in case of high inclination Launches.

                        (5)The price and terms of any such additional launches shall be no less favorable to ORBCOMM Global than those made available by Orbital to [CONFIDENTIAL TREATMENT REQUESTED], without any obligation on ORBCOMM Global to pay [CONFIDENTIAL TREATMENT REQUESTED] prices.

            Section 4.3 - Technical Assistance. For technical assistance tasks, other than those set forth in Section 2.5, the following shall apply:

                        (a) Orbital shall provide to ORBCOMM Global, on a time and materials basis (including a fee not to exceed ten percent (10%) to be mutually agreed upon by Orbital and ORBCOMM Global), technical services, the cost for which is estimated to be less than One Hundred Thousand Dollars ($100,000), as and when required by ORBCOMM Global, relating to the Satellites, the Launches or the Lab. Orbital shall be required to submit to ORBCOMM Global a monthly report in writing that outlines the total hours expended during the month and the total dollar amount spent, including cumulative amount.

                        (b) Orbital shall provide to ORBCOMM Global, on a time and materials basis (including a fee not to exceed fifteen percent (15%) to be mutually agreed upon by Orbital and ORBCOMM Global), technical services, the cost for which is estimated to exceed One Hundred Thousand Dollars ($100,000), as and when required by ORBCOMM Global, relating to the Satellites, the Launches or the Lab. Orbital shall be required to submit to ORBCOMM Global a monthly report in writing that details the subtotaled expenditures by each subsystem (current month and cumulative for the task), including but not limited to, (i) the total labor hours expended, including the dollar amounts, (ii) material costs, with itemization of single items exceeding $5,000, (iii) cost of subcontracts, and (iv) other direct costs.

                        (c) Orbital shall not be obligated to perform any individual task on a time and materials basis which, in the reasonable opinion of the parties, will amount to more than One Million Dollars ($1,000,000).

            Section 4.4 - Increase to Satellite Price Cap. For each Satellite Option that is exercised, if any, or if the Lab Option is exercised, it shall have the effect of increasing the Satellite Price Cap in an amount equal to the price of the Optional Satellite(s) and/or the Lab Option; and, for each Satellite Option that is exercised, the Milestones and delivery schedule shall be renegotiated in good faith between the parties. The Milestones and delivery schedule shall not be affected by the exercise of the Lab Option.



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

            Section 4.5 - Launch Pause Option Monthly Fee. Should ORBCOMM Global exercise the Launch Pause Option, ORBCOMM Global shall be obligated to pay Orbital a fixed monthly payment of Ninety-six Thousand Dollars ($96,000) (the "LAUNCH PAUSE OPTION FEE") for each complete month during the Pause Period. It is agreed between the parties that this Launch Pause Option Fee shall cover all costs for all work required during the Pause Period as outlined in the Launch Vehicle Statement of Work and Specifications.

            Section 4.6 - Incentive Fee. In addition to the Price, ORBCOMM Global shall pay to Orbital an incentive fee of One Hundred Thousand Dollars ($100,000) per functional Satellite if more than two-thirds of the Satellites in any one Launch are functional, as determined on a date that is six months after the date of such Launch (the "INCENTIVE FEE"). The functionality of a Satellite shall be determined in accordance with the definition set forth in Schedule 4.6. Orbital undertakes not to insure the Incentive Fee.

            Section 4.7 - Taxes. (a) The Price (to include any Option Prices) does not include any federal, state or local sales, use or excise taxes levied upon or measured by the sale, the sales price, or the use of the items to be delivered or services required to be performed hereunder. Orbital shall list separately on its invoice any such tax lawfully applicable to the items to be delivered or services required to be performed hereunder and payable by ORBCOMM Global. The Price shall not however include any taxes on property owned by the United States Government, or any U.S. or foreign federal, state or local income taxes imposed on Orbital.

            (b) In cases where Orbital and/or ORBCOMM Global are wholly or partially exempt from such taxes and duties or otherwise entitled to relief by way of protest, refund claims, litigation or other proceedings, Orbital shall take all necessary steps to facilitate such exemption or relief by:

            (i) Using reasonable efforts to bring about the exemption or relief before submitting the invoices to ORBCOMM Global; and

            (ii) Complying with all formalities necessary to enable ORBCOMM Global to claim reimbursement with respect to taxes and duties that have been paid. For this purpose, Orbital shall comply with the reasonable instructions given to it by ORBCOMM Global and provide in due time the information that ORBCOMM Global reasonably requires.

If any such tax is determined to be legally due from either Orbital or ORBCOMM Global, ORBCOMM Global shall pay it separately. ORBCOMM Global shall pay, or reimburse Orbital for all out-of-pocket expenses incurred in connection with the activities contemplated by this Subsection 4.7(b).

            Section 4.8 - Insurance. (a) The Price does not include the cost of Launch or Satellite insurance (but includes Satellite on-ground transportation insurance and property insurance for the pre-launch phase), which insurance shall be procured by ORBCOMM Global or, at ORBCOMM Global's discretion, by Orbital for ORBCOMM Global's account. ORBCOMM

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Global shall pay or promptly reimburse Orbital for all expenses incurred by
Orbital, on behalf of ORBCOMM Global in obtaining Launch and/or Satellite insurance, upon receipt of Orbital's invoice therefor.

            (b) The Price does not include the cost to insure the Satellites during any period of time in which the Satellites are put into storage. Orbital shall obtain the appropriate level(s) of insurance required to cover the repair or replacement costs, as the case may be, of the Satellites during storage. ORBCOMM Global shall pay or promptly reimburse Orbital for all expenses incurred by Orbital, on behalf of ORBCOMM Global in obtaining the Satellite storage insurance, upon receipt of Orbital's invoice therefor.


                     ARTICLE 5 - PAYMENT TERMS AND INVOICING

            Section 5.1 - Satellites. Orbital shall be entitled to provide ORBCOMM Global with monthly invoices, up to the maximum applicable limits set forth in Schedule 5.1, as reasonably adjusted following an exercise of a Satellite Option and/or the Lab Option, representing the costs incurred by Orbital during the previous month for the fulfillment of the required work for the Satellites and/or the Lab Option, as applicable, plus fifteen percent (15%). ORBCOMM Global shall pay such invoices as follows:

            (a) Seventy-five percent (75%) of the invoiced amount shall be paid within 30 days of the receipt of the applicable invoice, and

            (b) Twenty-five percent (25%) of the invoiced amount will be accumulated and be paid on the latest of (i) the completion of the next Milestone as shown in Exhibit B plus 30 days and (ii) the target date of such Milestone, less 30 days.

            Section 5.2 - Launches. (a) Subject to Section 5.2(b), Orbital shall be entitled to provide ORBCOMM Global with monthly invoices, up to the maximum applicable limits set forth in Schedule 5.2, as adjusted according to Section 5.2(b) in the event of the exercise by ORBCOMM Global of the Launch Pause Option, representing the costs incurred by Orbital during the previous month for the fulfillment of the required work for the Launches and ORBCOMM Global shall pay such invoices as follows:


                (i) Seventy-five percent (75%) of the invoiced amount shall be paid within 30 days of the receipt of the applicable invoice, and

                (ii) Twenty-five percent (25%) of the invoiced amount will be accumulated and be paid on the latest of (A) the completion of the next Milestone as shown in Exhibit B plus 30 days and (B) the target date of such Milestone, less 30 days.

            (b) On the exercise by ORBCOMM Global of a Launch Pause Option, starting on the first day of the Pause Period, Orbital shall cease to provide ORBCOMM Global with any further



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invoice (other than for the fixed monthly payment as set forth in Section 4.5)
and shall be entitled to provide ORBCOMM Global with:

                (i) A Five Hundred Thousand Dollar ($500,000) invoice if ORBCOMM Global has provided Orbital with prior written notice of the exercise of the Launch Pause Option on the sixteenth month following the Effective Date (i.e., June 1, 2000), or

                (ii) A Two Hundred Fifty Thousand Dollar ($250,000) invoice if ORBCOMM Global has provided Orbital prior written notice of the exercise of the Launch Pause Option on the twelfth month following the Effective Date (i.e., February 1, 2000); and

                (iii) ORBCOMM Global shall pay any such invoice within 30 days of the receipt thereof.

            (c) During the Pause Period, if Orbital makes use of the launch vehicle motor for another launch other than ORBCOMM Global's (subject to the approval of ORBCOMM Global to be given at the sole discretion of ORBCOMM Global), then Orbital shall promptly refund to ORBCOMM Global the amount of Two Hundred Fifty Thousand Dollars ($250,000) and the parties shall negotiate in good faith additional terms (such as a revised schedule and an appropriate revision of the time and materials charges). The unpaid balance of the cost of the second Firm Launch shall be subject to a five percent (5%) annual fee as interest and Schedule 5.2 shall be adjusted accordingly.

            Section 5.3 - Incentive Fee. The Incentive Fee shall be payable within 30 days of the functionality determination as provided in Section 4.6 and the provision of an invoice by Orbital to ORBCOMM Global.

            Section 5.4 - Invoicing. For all invoices for progress payments, Milestones and/or time and material tasks, Orbital shall provide a certificate, signed by the Vice President and Controller of Orbital or by any other officer designated by the Vice President and Controller of Orbital, certifying the accuracy of the costs incurred that are the subject of the respective invoice. The invoices shall include, but not be limited to, a listing of labor cost, including labor hours by bid rate group, material, subcontracts and ODC's as to enable ORBCOMM Global to fully comprehend the total monthly charges being invoiced by Orbital. Invoices shall be submitted to the following address:

                                 ORBCOMM Global, L.P.
                                 Attn:  Controller
                                 2455 Horse Pen Road, Suite 100
                                 Herndon, Virginia  20171

            Section 5.5- Milestone Achievement. (a) A Milestone shall be deemed achieved upon the successful demonstration by Orbital that the Work that is the subject of the Milestone has been completed in accordance with the requirements of this Agreement, and that all conditions

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

established by this Agreement as prerequisites to payment of the invoice have been fulfilled to ORBCOMM Global's reasonable satisfaction.

             (b) In the event that Orbital fails to achieve any Milestone on or before the scheduled completion date shown in Exhibit B, ORBCOMM Global shall be relieved of its obligation to pay the applicable amounts specified for such Milestone until such time as Orbital achieves such Milestone or obtains a waiver in writing from ORBCOMM Global for such achievement. A Milestone attached to a Launch shall be considered completed when all reports, documentation and analyses pertaining to the Launch have been delivered to ORBCOMM Global and, in the case of a failed Launch, when the final failure analysis report of the Failure Review Board is delivered to ORBCOMM Global. The invoicing and payment procedure referred to Section 5.1(b) and Section 5.2(a)(ii) shall then apply mutatis mutandis. This, together with any additional rights and remedies ORBCOMM Global may have under Article 12, shall constitute ORBCOMM Global's exclusive right and remedy for Orbital's failure to achieve any or all such Milestones. Orbital's failure to timely complete any Milestone shall not relieve ORBCOMM Global from its obligation to pay for other achieved Milestones.

            (c) If ORBCOMM Global concludes that the Milestone event for which any invoices have been submitted has not been successfully completed in accordance with the requirements of this Agreement or that any condition established by this Agreement as prerequisite to payment has not been fulfilled, it shall provide Orbital written exceptions within ten (10) business days after receipt of the invoice, specifying in detail the non-conformance. The applicable payments shall be made within five (5) business days after ORBCOMM Global's receipt of Orbital's response, in writing, addressing in detail each of ORBCOMM Global's exceptions; provided, however, if, with respect to any such Milestone, ORBCOMM Global reasonably concludes that Orbital's response to ORBCOMM Global's exceptions to be non-responsive and so notifies Orbital as provided in Subsection 5.5(c)(i) below, ORBCOMM Global may, at its sole discretion, defer any unpaid amount of the relevant Milestone payment until the resolution of the matter as described in Subsection 5.5(c)(i) below.

                (i) In the event ORBCOMM Global concludes that Orbital has been non-responsive to ORBCOMM Global's exception to a Milestone, ORBCOMM Global shall notify Orbital thereof in writing (the "EXCEPTION NOTIFICATION") within ten (10) business days after receipt of Orbital's response to ORBCOMM Global's written exception. The Exception Notification shall (A) specify in detail the reason(s) ORBCOMM Global believes Orbital's response to be non-responsive, and
(B) advise Orbital formally that ORBCOMM Global intends to withhold payment for such Milestone(s) until Orbital demonstrates to the reasonable satisfaction of ORBCOMM Global that such Milestone(s) has been achieved. On receipt of an Exemption Notification from ORBCOMM Global, Orbital shall have thirty (30) days to demonstrate the achievement of the relevant Milestone to the reasonable satisfaction of ORBCOMM Global. If Orbital is unable to make such demonstration, either party may submit the matter to be resolved as provided in Section 15.4 hereof.

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

            Section 5.6 - Auditor Review of Submitted Invoices. In order to ensure ORBCOMM Global that the invoices that are submitted accurately reflect
(i) the actual incurred costs and (ii) the correct percentage of costs to be invoiced under the terms of this Agreement, an outside auditor firm selected by ORBCOMM Global may review the accuracy of submitted invoices under this Agreement against Orbital's accounting books and records. In the event that an error was made and ORBCOMM Global was overcharged, the amount of the overcharge shall be determined by the auditors and the overcharged amount, plus interest to be calculated at the prime rate of Morgan Guaranty Trust Company of New York in effect on the first business day for each relevant month from the date of overpayment, shall be refunded to ORBCOMM Global within five (5) business days from the date of notification by the auditors. All expenses of such audits shall be paid by ORBCOMM Global except that, to the extent that there is an overcharge greater than Fifty Thousand Dollars ($50,000) finally determined and that such determination is binding upon the parties, Orbital shall pay audit expenses with respect to any invoices for which an overcharge is so determined. To the extent that Orbital does not agree with the auditors' determination, such dispute shall be settled in accordance with Section 15.4.


                         ARTICLE 6 - SECONDARY PAYLOADS

ORBCOMM Global shall have the right to refuse, for technical reasons, the inclusion of any secondary payload on any of the Launches. However, tertiary payloads can be included at Orbital's discretion, so long as such payload does not increase the risk of the ORBCOMM Global mission, as solely determined by ORBCOMM Global acting reasonably. In addition, ORBCOMM Global shall have the right to approve the price charged by Orbital for the inclusion of a secondary payload. The price of any secondary payload included on a Launch shall be allocated as follows: (a) the first One Million Five Hundred Thousand ($1,500,000) to Orbital, and (b) the balance to be allocated 60/40 between the parties, with 60% being allocated to the party that identified and presented the customer for the secondary payload to Orbital.


                        ARTICLE 7 - ACCESS AND ACCEPTANCE

            Section 7.1 - Access. Subject to the receipt of any and all required governmental approvals, ORBCOMM Global's authorized representatives shall have the right, on a not-to-interfere basis, at all reasonable times during the performance of this Agreement, to monitor the Work in progress (including without limitation all test activities with access to related computer program information to the extent reasonable safeguards can be implemented) at the plant(s) of Orbital. Orbital shall use all commercially reasonable efforts to incorporate in all of its subcontracts, Orbital's and ORBCOMM Global's rights to monitor work in progress as provided herein, provided that any additional direct expenses associated with the exercise or implementation of such rights shall be borne by ORBCOMM Global.

            Section 7.2 - Inspection and Acceptance. ORBCOMM Global's authorized representatives shall promptly conduct a final inspection of the Satellites and Launch Vehicle in accordance with the Verification and Test Plan or, at ORBCOMM Global's option, witness such inspection by Orbital and shall either approve them for launch in writing or promptly notify Orbital in writing of the particulars in which they are non-conforming with the applicable Specifications. If no objections have been sent by ORBCOMM Global within fifteen (15) days of the inspection, the relevant Satellite and Launch Vehicle shall be deemed to have received approval for launch by ORBCOMM Global. Corrections required to render the Satellites and Launch Vehicle in conformance with the applicable Specification shall be made by Orbital at its cost, whether the required corrections were the fault of Orbital or Orbital's subcontractors. The decision as to how to make the corrections shall be at Orbital's sole discretion and an item found to be non-conforming during or after testing performed under this Agreement shall, at ORBCOMM Global's request and without charge to ORBCOMM Global, be re-tested by Orbital after Orbital has remedied the non-conformance. ORBCOMM Global may be assisted in all inspections by its consultants or advisors.

            Section 7.3 - Corrections in Unlaunched Satellites. (a) If at any time, either Orbital or ORBCOMM Global becomes aware that defects exist in any unlaunched Satellite as a result of the operation of on-orbit Satellites (including any Satellite of the ORBCOMM System) or otherwise, then the following shall occur: (i) if by Orbital, Orbital shall notify promptly ORBCOMM Global of such defects and to the extent that ORBCOMM Global determines that such defects would, in the reasonable opinion of ORBCOMM Global, materially and adversely affect the operation of the Satellites or the ORBCOMM System, Orbital shall take prompt and appropriate corrective measures to eliminate any such defects from all unlaunched Satellites, or (ii) if by ORBCOMM Global, ORBCOMM Global shall notify promptly Orbital of such defects that would, in the reasonable opinion of ORBCOMM Global, materially and adversely affect the operation of the Satellites or the ORBCOMM System, Orbital shall be obligated within ten days to verify and respond to ORBCOMM Global's notification of defective unlaunched Satellites, and, in the event the defect has been verified, Orbital shall take prompt and appropriate corrective measures to eliminate any such defects from all unlaunched Satellites. The decision as to how to make the corrections shall be at Orbital's sole discretion.

            (b) ORBCOMM Global shall pay the costs of such corrections identified in Section 7.3(a) (to be in addition to the Satellite Price Cap) and Orbital shall charge no markup or fee on such corrections; provided, however, that if the material defect is found as a result of on-ground testing of the Satellites by Orbital or Orbital's subcontractors, then the corrections shall be deemed to be in the scope of Work subject to the Satellite Price Cap. Orbital's obligation to correct such material defects in the Satellites at cost shall end 22 months following the Effective Date irrespective of whether or not a Satellite Option has been exercised. After such date, corrections to unlaunched Satellites shall be made at no more than cost plus ten percent (10%). ORBCOMM Global shall decide whether or not to proceed with the corrections of such material defects.

                       ARTICLE 8 - TITLE AND RISK OF LOSS

            With respect to the Launch Vehicles and to the Satellites, unless otherwise provided in this Agreement, title to, beneficial ownership of, and right to possession to and risk of loss of or damage to the Launch Vehicles and the corresponding Satellites shall pass to ORBCOMM Global upon intentional separation of the Launch Vehicle from the carrier aircraft. However, ORBCOMM Global shall bear risk of loss to Stored Satellites, with such risks covered by insurance provided by Orbital pursuant to Section 4.8(b). Correction of such damage by Orbital shall be compensated by such insurance proceeds.


                               ARTICLE 9 - CHANGES

            Section 9.1 - Changes. At any time and by written order, ORBCOMM Global may make changes within the general scope of this Agreement in (a) the Specifications or the Statements of Work, (b) the method of packing or shipment,
(c) place or time of delivery, or (d) the quantity or type of the items to be delivered or services required to be performed hereunder.

            Section 9.2 - Adjustments to Agreement. (a) If any change causes an increase or decrease in the Price, or in the time required for performance of any part of the Work, whether or not directly changed by the order, ORBCOMM Global and Orbital shall negotiate an equitable adjustment to such Price, delivery schedule or other provision of this Agreement. Orbital shall perform the Work as changed pending resolution of any negotiation under this Article 9.

            (b) Orbital must assert in a written proposal that addresses its right to an adjustment under this Article 9 within sixty (60) days from receipt of the written order; provided that, if Orbital requires additional time to finalize its written proposal, it shall request an extension within the initial sixty (60) day period, which request shall not be unreasonably denied by ORBCOMM Global.

            (c) If Orbital's proposal includes the cost of replacing property made obsolete or excess by the change, ORBCOMM Global shall have the right to prescribe the manner of the disposition of the obsolete or excess property.

            (d) Failure to agree to any adjustment shall be a dispute and settled in accordance with Section 15.4, provided that nothing in this Section
9.2 shall excuse Orbital from proceeding with the Work as changed.

            (e) The exercise of any Option contemplated by this Agreement shall not be considered a change to this Agreement.

                   ARTICLE 10 - REPRESENTATIONS AND WARRANTIES

            Section 10.1 - Representations and Warranties. Orbital represents and warrants that (a) it has, and it shall deliver to ORBCOMM Global at the time of title passing pursuant to Article 8, sole and good legal and equitable title to the items to be delivered or to the extent applicable, the services required to be performed pursuant to Article 2, free and clear of any and all security interests, liens, claims, charges, and encumbrances of any kind or nature whatsoever, together with full power and lawful authority to sell, deliver and perform the items to be delivered or to the extent applicable, the services required to be performed under Article 2, (b) the items to be delivered or to the extent applicable, the services required to be performed shall be free from defects in design, material and workmanship and shall operate and conform to the performance capabilities, specifications, functions and other descriptions set forth in the Specifications (as such Specifications may be modified from time to time), (c) neither the delivery of the items nor the performance of the services required to be performed by Orbital shall in any way constitute an infringement or other violation of any copyright, trademark or patent or other validly registered enforceable intellectual property right of any third party and (d) the items to be delivered and the services required to be performed hereunder shall be in compliance with all applicable United States laws, rules and regulations.

            Section 10.2 - Remedies for Breach of Warranty and Warranty Period. For the Launch Vehicle Launch Services and the Satellites, following intentional separation of the Launch Vehicle from the carrier aircraft, ORBCOMM Global's sole remedy for launch failure, defects, failure to conform with applicable Specifications or any other requirements shall be limited to (i) the potential non-payment to Orbital of the related incentive payments and (ii) termination remedies under Article 12.

            Section 10.3 - Limitation of Liability. (a) ORBITAL SHALL NOT BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR OTHER DAMAGES RESULTING FROM THE USE OF ANY OF THE GOODS OR SERVICES TO BE PROVIDED HEREUNDER, OTHER THAN THE LIABILITY EXPRESSLY STATED HEREIN. THE WARRANTY SET FORTH HEREIN IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            (b) Except as otherwise provided herein, regardless of fault, under no circumstances shall Orbital be liable for any damages greater than Three Million Dollars ($3,000,000) for any claim made, including any special, incidental or consequential damages of any nature whatsoever, whether arising from Orbital's breach of contract, breach of express or implied warranty, arising in tort, at law or in equity including any law giving rise to a claim of strict liability or for any other cause.

            Section 10.4 - Patent Indemnification. (a) In the event of a breach of the representation and warranty set forth in Section 10.1(c), Orbital agrees to indemnify and hold harmless ORBCOMM Global and its permitted successors and assigns of its products from and against all loss, damages, claims, demands and suits at law or in equity, for actual or alleged claims, demands and suits at law or in equity, arising out of such breach or alleged breach.

            (b) Notwithstanding the provisions of Sections 10.1(c), 10.3(b) and 10.4(a), ORBCOMM Global agrees that Orbital shall be relieved of its obligations referenced in Section 10.4(a), unless ORBCOMM Global notifies Orbital in writing promptly, but in any event, no later than sixty (60) days after ORBCOMM Global becomes aware of any such claim, suit or proceeding and, at Orbital's expense, cooperates with and gives Orbital all necessary information and assistance to mitigate, settle and/or defend any such claim, suit or proceeding; provided, however, that ORBCOMM Global shall not be obligated to suspend service using the ORBCOMM System in mitigation of Orbital's liability. In the event that the actual liability of Orbital as a consequence of a claim, suit or proceeding in a particular country, exceeds One Million Five Hundred Thousand Dollars ($1,500,000) in such country, excluding any country listed in Schedule 10.4(b) for which the claim, suit or proceeding shall exceed Three Million Dollars ($3,000,000), and excluding the United States of America for which the claim, suit or proceeding shall exceed the Price, then ORBCOMM Global shall release Orbital from any obligation for liability for copyright, trademark and patent infringement in such country in excess of the applicable limit. Notwithstanding anything to the contrary herein contained, under no circumstances shall Orbital be liable for any copyright, trademark or patent indemnification for countries other than the United States of America, greater than Fifteen Million Dollars ($15,000,000) and copyrights, trademark or patent indemnification for all countries including the United States of America greater than the Price.

            (c) The patent indemnification in Sections 10(a) and 10(b) is distinct from and shall not have the effect of modifying or limiting in any way the patent indemnification set forth in the Original Procurement Agreement.


                             ARTICLE 11 - STOP WORK

            Section 11.1 - Stop Work Order. ORBCOMM Global may, at any time, by written order to Orbital, require Orbital to stop all, or any part, of the Work called for by this Agreement for a period of sixty (60) days or for any further period to which the parties may agree. The order shall be specifically identified as a Stop Work issued under this Article 11. Upon receipt of the order, Orbital shall immediately comply with its terms and take all reasonable steps to minimize costs allocable to the work covered by the order during the period of work stoppage. Within a period of sixty (60) days after a stop-work is delivered to Orbital, or within any extension of that period to which the parties agree, ORBCOMM Global shall either (a) cancel the stop-work order and make an equitable adjustment to this Agreement for the delay or (b) terminate the Work as provide in Article 12 hereof if applicable or if Orbital otherwise agrees to terminate.

                            ARTICLE 12 - TERMINATION

            Section 12.1 - Termination. ORBCOMM Global may, by written notice of termination to Orbital, terminate this Agreement upon the failure of Orbital (a) to achieve any of the Milestones within forty weeks after the scheduled completion date set forth in Exhibit B, provided that scheduled completion dates shall be extended by any excusable delays as a result of a force majeure event under Section 15.2; (b) to comply in any material respect with any of the provisions of this Agreement and to correct such failure, within sixty (60) days from the date of Orbital's receipt of written notice thereof from ORBCOMM Global's authorized representative, setting forth in detail ORBCOMM Global's basis for termination of the Agreement. However, damages to Stored Satellites caused by other than gross negligence or willful misconduct on the part of Orbital shall not be an event of termination under this Article.

            Section 12.2 - Remedies Upon Termination. (a) In the event of termination of this Agreement by ORBCOMM Global, as provided for hereinabove, Orbital shall:

                        (i) To the extent it is permitted to do so by law, regulation and third parties, deliver to ORBCOMM Global all completed items to be delivered under Article 2, work-in-progress, drawings, and other technical data associated with the Work developed as part of the performance of the completed Milestones of this Agreement along with appropriate licenses to the intellectual property embodied in all such items (excluding any Launch Vehicle Launch Services data), drawings and other technical data to use, make and have made such items (excluding any Launch Vehicle Launch Services data), provided, that such data and licenses shall be used exclusively for purposes related to the ORBCOMM System and shall be subject to appropriate confidentiality obligations;

                        (ii) Take all commercially reasonable steps to protect and preserve the property referred to in (i) above in the possession of Orbital until delivery to ORBCOMM Global;

                        (iii) At ORBCOMM Global's request and to the fullest
            extent permitted by law, and subject to applicable laws and regulations, transfer the approvals, permits, and licenses relating to the ORBCOMM System and held by Orbital to ORBCOMM Global.

                        (iv) Be liable to ORBCOMM Global for liquidated damages in the amount of Three Million Dollars ($3,000,000).

            (b) In the event of ORBCOMM Global's proper exercise of its rights under this Article 12, Orbital shall protect ORBCOMM Global, hold ORBCOMM Global harmless and indemnify ORBCOMM Global from all claims (and related liabilities and costs) by Orbital's customers or third parties, derived from or relating to Orbital's rights under this Agreement, subject to any limitation provided in
Section 10.3 hereof.

            (c) Any disagreement under this provision, including disagreements with respect to ORBCOMM Global's right to seek a termination and the appropriate remedies for termination, shall be resolved in accordance with Article 15.4 of this Agreement.


                 ARTICLE 13- OWNERSHIP OF INTELLECTUAL PROPERTY

            Section 13.1. (a) Except as set forth in Sections 13.1(b) and 13.1(c), all designs, inventions (whether or not patented), processes, technical data, drawings and/or confidential information related to the Work, including without limitation the Satellites and Launch Vehicle Launch Services are the exclusive property of Orbital and/or its subcontractors. All rights, title and interest in and to all underlying intellectual property relating to the Work shall remain exclusively in Orbital and/or its subcontractors, notwithstanding Orbital's disclosure of any information or delivery of any data items to ORBCOMM Global or ORBCOMM Global's payment to Orbital for engineering or non-recurring charges. ORBCOMM Global shall not use or disclose such information or property to any third party without the prior written consent of Orbital. Title to all tools, test equipment and facilities not furnished by ORBCOMM Global or specifically paid for by ORBCOMM Global and delivered to ORBCOMM Global under this Agreement shall remain in Orbital and/or its subcontractors. ORBCOMM Global agrees that it will not directly or through any third party reverse engineer the Work.

            (b) Except for the document jointly owned by ORBCOMM Global and Orbital, those documents (the "DOCUMENTS") (including their underlying intellectual property) set forth in Schedule 13.1 hereto are the exclusive property of ORBCOMM Global. All rights, title and interest in and to all underlying intellectual property relating to the Documents shall remain exclusively in ORBCOMM Global, notwithstanding ORBCOMM Global's disclosure of any information or delivery of any data items to Orbital. Orbital shall not use or disclose such information or property to any third party without the prior written consent of ORBCOMM Global.

            (c) With respect to the document jointly owned by ORBCOMM Global and Orbital as set forth in Schedule 13.1 hereto, each party shall jointly have all rights, title and interest in and to all underlying intellectual property relating to the jointly owned document. Without any prior consent of the other party, a party may use, or license others to use, such underlying intellectual property at its discretion.

            Section 13.2. To the extent that computer software, source codes, programming information and other related documentation relating to the Work, other than the Launch Vehicles (the "BACKGROUND INFORMATION") are not deliverable data under this Agreement (or to the extent that they are deliverable data, that no ownership or license rights are being transferred to ORBCOMM Global), Orbital, to the extent that it has the right to do so, shall provide to ORBCOMM Global, on an as needed basis, the right to access and copy such Background Information. ORBCOMM Global shall have the right to use such Background Information to support its analysis of the ORBCOMM System, to develop alternative solutions for technical problems affecting the operation and management of the ORBCOMM System and to design modifications to the Background Information but in any event, not for any reprocurement. To the extent that ORBCOMM Global designs modifications to the Background Information, it shall not have the right to implement such modifications without the prior written consent of Orbital. However, if ORBCOMM Global decides to implement such modifications without the prior written consent of Orbital, ORBCOMM Global shall be deemed to have waived its right to the unpaid portion of the Incentive Fee and shall pay to Orbital within thirty (30) days of the implementation of the modification such unpaid portion of the Incentive Fee.

            Section 13.3. Each party grants to the other party a non-exclusive license for use of the other party's intellectual property as defined in Section's 13.1 and 13.2 for purposes of performing the Work under this Agreement.


           ARTICLE 14 - SPECIAL PROVISIONS RELATING TO LAUNCH SERVICES

            Section 14.1 - Cross-Waiver of Liability Relating to the Launch of the Orbital Satellites. (a) In accordance with the applicable Department of Transportation commercial launch license requirements, ORBCOMM Global agrees to enter into an agreement with Orbital for a no-fault, no-subrogation, inter-participant waiver of liability pursuant to which each shall not bring a claim against or sue the employees of the other, or any of them, or the United States Government, and each party agrees to be responsible for and to absorb the financial and any other consequences of any Property Damage it incurs or for any Bodily Injury to, or Property Damage incurred by, its own employees resulting from activities carried out under this Agreement, irrespective of whether such Bodily Injury or Property Damage is caused by ORBCOMM Global, Orbital or by their contractors, subcontractors, officers, directors, agents, servants and employees and the Government and regardless of whether such Bodily Injury or Property Damage arises through negligence or otherwise.

            (b) ORBCOMM Global and Orbital shall each be responsible for such insurance as they deem necessary to protect their respective property. Any insurance carried in accordance with this Article 14 and any policy taken out in substitution or replacement for any such policy shall provide that the insurers shall waive any rights of subrogation against ORBCOMM Global, Orbital, and the United States Government, as the case may be, and their contractors and subcontractors at every tier.

            (c) ORBCOMM Global and Orbital hereby agree to obtain a similar waiver in the form set forth above from any party with which it enters into an agreement relating to the activities (launch of the Satellites) contemplated by this Article, including without limitation, all of its respective contractors, subcontractors and suppliers at every tier, and all persons and entities to whom it assigns all or any part of its rights or obligations under this Agreement.

            (d) As used herein, "BODILY INJURY" means bodily injury, sickness, disease, disability, shock, mental anguish or mental injury sustained by any person including death and damages for care and loss of services resulting therefrom. "PROPERTY DAMAGE" means injury to or destruction of tangible property including the loss of use of such injured or destroyed property.

            Section 14.2 - Flight Readiness Assessment. Orbital shall brief ORBCOMM Global on the technical status of each Launch prior to the mating of the Satellites and/or Optional Satellites to the launch vehicle. Thereafter, Orbital shall promptly inform Orbital of significant technical issues as they arise. In the case of disagreement concerning whether or not to proceed with a Launch, ORBCOMM Global, at any time, shall be allowed to discuss the issue(s) and ORBCOMM Global's position concerning the issue(s) with the Chief Executive Officer of Orbital. If after due consideration of the status of the launch vehicle, spacecraft, and other launch support systems, ORBCOMM Global does not agree that the mission is ready for Launch, ORBCOMM Global shall retain the right to direct the delay to the Launch, at any time during a Launch campaign, under the terms of the Changes provision of this Agreement.

            Section 14.3 - Final Countdown Launch Authorization. ORBCOMM Global shall also be polled in the final countdown procedure during status checks and shall retain the right to concur or not to concur in the "GO" for launch. ORBCOMM Global's designated representative shall be authorized to make such a decision. If ORBCOMM Global does not concur, it may declare a "HOLD" and delay the launch. If ORBCOMM Global calls for delay and the cause for such delay cannot be shown to be attributable to Orbital's performance, or to have been within its control or due to its fault or negligence, Orbital shall receive an equitable adjustment to the Agreement price and schedule.

            Section 14.4 - Range Support. Orbital is responsible for the range costs, interface, and all coordination with the Government Agencies that control the launch ranges required to launch each payload.


                           ARTICLE 15 - MISCELLANEOUS

            Section 15.1 - Notices. (a) Except as otherwise specified herein, all notices, requests and other communications required to be delivered to any party hereunder shall be in writing (including any facsimile transmission or similar writing), and shall be sent either by certified or registered mail, return receipt requested, by telecopy or delivered in person addressed as follows:

            (i)    if to Orbital, to it at:

                        21700 Atlantic Boulevard
                        Dulles, Virginia 20166
                        Telecopy:   (703) 406-5572
                        Attention:  Senior Vice President and General Counsel

            (ii)   If to ORBCOMM Global, to it at:

                        2455 Horse Pen Road, Suite 100
                        Herndon, Virginia 20171
                        Telecopy:   (703) 406-3508
                        Attention:  President & COO

                   with copies to:

                        Orbital Sciences Corporation
                        21700 Atlantic Boulevard
                        Dulles, Virginia 20166
                        Telecopy:  (703) 406-3509
                        Attention: Executive Vice President and General Manager,
                                   Communication and Information Systems Group

                        Teleglobe Mobile Partners
                        c/o Teleglobe Inc.
                        1000 de la Gauchetiere Street West
                        Montreal, Quebec
                        Canada  H3B 4X5
                        Telecopy:   (514) 868-7719
                        Attention:  President, Teleglobe World Mobility

or to such other persons or addresses as any party may designate by written notice to the others. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted and the appropriate answerback is received, (ii) if given by reputable overnight courier, one (1) business day after being delivered to such courier, (iii) if given by certified mail (return receipt requested), three (3) business days after being deposited in the mail with first class postage prepaid, or (iv) if given by any other means, when received at the address specified in this Section 15.1.

            Section 15.2 - Force Majeure. Neither party shall be responsible for failure or delay in performance or delivery if such failure or delay is the result of an act of God, the public enemy, embargo, governmental act, fire, accident, war, riot, strikes, inclement weather or other cause of a similar nature that is beyond the control of the parties. In the event of such occurrence, this Agreement shall be amended by mutual agreement to reflect an extension in the period of performance and/or time of delivery. Failure to agree on an equitable extension shall be considered a dispute and resolved in accordance with Section 15.4 hereof.

            Delays in the launch of Satellites caused by the actions or inactions of Orbital in connection with this Agreement, including without limitation any Launch Vehicle Launch Service failure, directly or pursuant to its subcontracts shall not constitute a force majeure event under this Section
15.2. All other delays in launches of Satellites arising for whatever reason shall constitute a force majeure event, including but not limited to delays in the launch(es) of Satellite(s) due to delays of any other launches (i.e., not under the Launch Vehicle Launch Service under this Agreement) preceding any of the ORBCOMM System scheduled launches.

            Section 15.3 - Licenses and Permits. Launches of the ORBCOMM System Satellites shall be accomplished under the Commercial Space Launch Act (49 U.S.C. Section 2601, et seq.). Orbital shall be responsible for obtaining the necessary licenses, permits and clearances that may be required by the United States Department of Transportation, Department of Commerce, or other governmental agency in order to operate as a launch service contractor.

            Section 15.4 - Resolution of Disputes. (a) Any controversy or claim that may arise under, out of, in connection with or relating to this Agreement or any breach hereof, shall be submitted to a representative management panel of ORBCOMM Global, Orbital and Teleglobe Mobile. Each of ORBCOMM Global, Orbital and Teleglobe Mobile may appoint up to two (2) individuals to such panel. Such appointments shall be made within ten (10) days of the receipt by the appointing party of notice of the existence of such controversy or claim. The unanimous decision and agreement of such panel shall resolve the controversy or claim. If the panel is unable to resolve such matter within thirty (30) days of the submission of such controversy or claim to such panel, it shall be brought before the Presidents of ORBCOMM Global and Orbital and a designee of Teleglobe Mobile for final resolution. If such individuals are unable to resolve the matter within thirty (30) days of the submission of such controversy or claim to such individuals by way of unanimous decision, either party may remove the controversy or claim for arbitration in accordance with Section 15.4(b).

            (b) Any controversy or claim that is not resolved under Section 15.4(a) shall be settled by final and binding arbitration in New York, New York, in accordance with the then existing United States domestic rules of the American Arbitration Association (the "AAA") (to the extent not modified by this Section 15.4). In the event that claims or controversies arise under this Agreement and any of the Definitive Agreements, such claims or controversies may be consolidated in a single arbitral proceeding. The arbitral tribunal shall be composed of three (3) arbitrators who are expert in satellite communications systems and/or launch vehicles as may be appropriate depending on the nature of the dispute. Each of ORBCOMM Global and Orbital shall appoint one (1) arbitrator. If any party fails to appoint an arbitrator within thirty (30) days from the date on which another party's request for arbitration has been communicated to the first party, such appointment shall be made by the AAA. The two (2) arbitrators so appointed shall agree upon the third arbitrator who shall act as chairman of the arbitral tribunal. If the two (2) appointed arbitrators fail to nominate a chairman within ten (10) days from the date as of which both arbitrators shall have been appointed, such chairman shall be selected by the AAA. In all cases, the arbitrators shall be fluent in English. Judgment upon any award rendered by the arbitrators may be entered into any court having jurisdiction or application may be made for judicial acceptance of the award and an order of enforcement, as the case may be. The parties agree that if it becomes necessary for any party to enforce an arbitral award by a legal action or additional arbitration or judicial methods, the party against whom enforcement is sought shall pay all reasonable costs and attorneys' fees incurred by the party seeking to enforce the award.



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            Section 15.5 - Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, USA, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

            Section 15.6 - Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest or obligations hereunder shall be assigned or transferred (by operation of law or otherwise) to any person without the prior written consent of the other party, provided that any party may assign this Agreement and its interest and obligations hereunder to any wholly owned subsidiary of such party.

            Section 15.7 - Order of Precedence. Inconsistencies between or among Articles of Agreements and/or any attachment shall be resolved in the following order of precedence:

            (a)         Article 1 through Article 15 of this Agreement;

            (b)         the Statements of Work; and

            (c)         the Specifications.

            Section 15.8 - Export Regulations. ORBCOMM Global acknowledges that if Goods or technical data purchased, provided or produced hereunder are to be exported, they are subject to applicable U.S. Commerce and/or State Department export regulations. ORBCOMM Global accepts full responsibility for and agrees to comply fully with such regulations, including obtaining export licenses and re-export permission.

            Section 15.9 - Key Personnel. Orbital agrees that those individuals identified in Exhibit C are necessary for the successful completion of the Work to be performed under this Agreement. Such key personnel shall be removed only after proper advanced (two weeks minimum) consultation with ORBCOMM Global. Advanced consultation shall include identification/qualifications of the replacement and a transition plan. Orbital shall take considerable effort to replace Key Personnel with personnel of substantially equal qualifications and ability. In the event of a dispute, ORBCOMM Global shall communicate the concern to Orbital's senior management to negotiate a mutually agreed upon alternative. Notwithstanding its role in reviewing Key Personnel adjustments, ORBCOMM Global shall have no supervisory control over Key Personnel work, and nothing in this
Section 15.9 shall relieve Orbital of any of its obligations under this Agreement, or of its responsibility for any acts or omissions of its personnel. To the extent that the Key Personnel voluntarily resign, ORBCOMM Global shall be consulted in the selection of the replacement personnel but shall not have the right to approve such replacement personnel.



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            Section 15.10 - Counterparts. This Agreement may be executed in any number of counterparts of the signature pages, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

            Section 15.11 - Headings. This section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            Section 15.12 - Amendment Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder by waived except by an instrument in writing signed by the parties hereto.

            Section 15.13 - Entire Agreement. This Agreement and all exhibits (which are hereby made part of this Agreement) contain the entire understanding between the parties and supersede the December 31, 1998 authorization to proceed letter sent to Orbital by ORBCOMM Global and all other prior written and oral understandings relating to the subject hereof. No representations, agreements, modifications or understandings not contained herein shall be valid or effective unless agreed to in writing and signed by both parties.


                   ARTICLE 16 - LIST OF EXHIBITS AND SCHEDULES

                            Exhibits

Exhibit A                   STATEMENT OF WORK AND SPECIFICATIONS
            Part 1A         Satellite Statement of Work
            Part 1B         Satellite Specifications
            Part 2          Launch Vehicle Statement of Work and Specifications
Exhibit B                   Work Schedule and Delivery
Exhibit C                   Key Personnel



                            Schedules

Schedule 4.6                Working Satellites for Incentive Payment
Schedule 5.1                Maximum Cumulative Payments - Firm Satellites
Schedule 5.2                Maximum Cumulative Payments - Firm Launches
Schedule 10.4(b)            Patent Indemnification - List of Countries
Schedule 13.1               Intellectual Property Listing





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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                            ORBITAL SCIENCES CORPORATION


                            By:
                                -------------------------------------------
                                Name:
                                Title:


                             ORBCOMM GLOBAL, L.P.



                            By:
                                --------------------------------------------
                                Name:  Scott L. Webster
                                Title:  Chairman and Chief Executive Officer



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